Exhibit 4.18

MANAGEMENT AND SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into effective as of September 24, 2007 by and between LONGTOP FINANCIAL TECHNOLOGIES LIMITED, a company incorporated under the laws of the Cayman Islands and any of its subsidiaries (“LFT”), and LONGTOP INTERNATIONAL HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands (No. 1011843) and any of its subsidiaries, (“LTI”).

WHEREAS, LTI desires to receive senior management, accounting, administrative and outsourcing services from LFT and LFT is willing to furnish or make such services available to LTI, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Scope of Services

LTI hereby engages LFT to provide certain general corporate overhead and other services, including but not limited to financial, accounting, recordkeeping, tax and other management, administrative, and support services specified in Section 2 hereof (collectively, the “Services”) and similar services to and LFT hereby accepts such engagement in accordance with the terms of this Agreement.

2. Management, Administrative and Support Personnel

2.1. Management and Support Personnel. LFT shall, during the Term (as defined below) of this Agreement, make available its Chief Executive Officer and Chief Financial Officer, management, administrative and support personnel (the “Management and Support Personnel”) requested by LTI. . The Management and Support Personnel will be and shall remain the employees or contractors of LFT or an affiliate of LFT, as the case may be, during the Term and will not be employees of LTI. , All such employees will be under the supervision and control of LFT or such affiliate, as the case may be, and not LTI. LFT shall be responsible for providing salary and employee benefit coverage for the Management and Support Personnel. LFT reserves, and shall have, the exclusive right to terminate any individual providing Services contemplated by this Agreement at any time. LFT shall be responsible for compliance with all applicable laws and regulations which relate to employment or workplace conditions with respect to Management Personnel and Support Personnel.

2.2. Financial Reporting. LFT shall arrange for preparation of financial reports and annual financial statements and shall provide any additional financial reporting assistance and support which LTI may require during the Term.

3. Retention of Authority by LTI. Throughout the Term, LTI shall retain all authority and control over its business, policies, operations and assets. The Management and Support Personnel shall perform their duties hereunder in accordance with the policies, bylaws, and directives of LTI.

4. Fees and Expenses.

4.1. Management Fee and Reimbursement of Expenses. In exchange for the Services provided hereunder, effective upon the initial public offering of LFT, LTI shall pay to LFT a management fee (the “Management Fee”), which consists of (i) $15,000 per month for LFT’s accounting services, and (ii) $10,000 per month for assistance from members of LFT’s senior management, including the Chief Executive Officer and the Chief Financial Officer. . The Management Fee shall be due and payable 25 days after the invoices has been sent by LFT to LTI. In addition, LTI shall (1) reimburse LFT and any of the Management and Support Personnel for all reasonable expenses incurred by them in the provision of the Services, including reasonable travel and entertainment, upon and against receipt by LTI of appropriate vouchers or other proof of such expenditures.

4.2. Outsourcing Services. At the request of LTI, LFT will provide outsourcing and offshore delivery services to LTI. LTI shall pay LFT fees for such LFT’s outsourcing and delivery services which shall be determined based on fair market value rates.

5. Term and Termination. The initial term of this Agreement shall commence as of the closing date of LFT’s initial public offering and continue thereafter for one (1) year, and shall renew automatically thereafter for additional one (1) year terms (the period during which this Agreement is in effect, the “Term”) on the same terms and conditions, unless either party provides at least thirty (30) days written notice of its intention not to renew to the other party prior to the expiration of the initial or any renewal term. This Agreement may be terminated upon the written agreement of both parties. Notwithstanding the foregoing, termination of this Agreement shall not affect obligations of either party that may have accrued prior to the effective date of termination.

6. Rights Cumulative: No Waiver. No right or remedy herein conferred upon or reserved to either of the parties hereto is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing. The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement, shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereof may be exercised from time to time and as often as may be deemed expedient by the parties hereto, as the case may be.

7. Miscellaneous.

7.1. Confidentiality of Records. LFT shall use reasonable efforts to maintain the confidentiality of all confidential information contained in the files and records, disclosing the same only as directed by law or by LTI.

7.2. Disclaimer of Intent to Become Partners. LFT and LTI shall not by virtue of this Agreement be deemed partners or joint venturers in the operation of LTI or any related entity. It is expressly understood that LFT is hereby retained by LTI to provide limited management services and personnel to LTI and LFT shall be no more than an independent contractor of LTI providing services to LTI for the fees and expense reimbursements provided for in this Agreement. Nothing herein shall be construed for any purpose to create the relationship of employer and employee, joint venturers or partners, between LFT and Management and Support Personnel on the one hand, and LTI on the other hand. This Agreement is for the exclusive benefit of the parties hereto. It is understood and agreed that nothing contained in this Agreement shall confer or be construed to confer any benefit on persons who are not parties to this Agreement.

7.3. Indemnification. Each party agrees to indemnify and hold harmless the other party, including such other party’s members, directors, officers, employees, agents and representatives, and their successors and assigns, from and against any and all claims, demands, actions, charges, liabilities and damages, including reasonable attorney’s fees (collectively, “Claims”), arising from or relating to the indemnifying party’s breach of this Agreement. Notwithstanding the foregoing, neither LFT nor any of its members, officers, directors, employees or agents shall be liable to LTI or its creditors for errors of judgment or for anything except willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement and no party shall be entitled to indemnification hereunder for any Claim which is covered by an insurance policy and is ultimately paid by the insurer thereunder, provided however, that nothing herein shall prevent the indemnified party’s insurer from seeking recovery from the indemnifying party’s insurer.

7.4. Restriction on Assignment. Neither party hereto may assign its interest in or delegate the performance of its obligations under this Agreement to any other person without obtaining the prior written consent of the other party.

7.5. Successors. Subject to Section 7.4 above, all the provisions herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of LFT and LTI to the same extent as if each such successor and assign were in each case named as a party to this Agreement.

7.6. Headings. The headings to the various sections of this Agreement have been inserted for convenience of reference only and shall not modify, define, limit or expand the express provisions of this Agreement.

7.7. Notices. All notices, billings, requests, demands, approvals, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered, delivered by a recognized air courier services or mailed by certified mail, return receipt requested, postage prepaid to the parties at their respective addresses first set forth above.

7.8. Effect of Invalidity. Should any part of this Agreement, for any reason, be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated.

7.9. Applicable Law. The parties agree that this Agreement shall be construed in accordance with the laws of the State of New York.

7.10. Amendments. Any amendments to this Agreement shall be in writing and signed by duly authorized representatives of the parties hereto.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

By:	/s/ Derek Palaschuk
Name:	Derek Palaschuk
Title:	Chief Financial Officer

LONGTOP INTERNATIONAL HOLDINGS LIMITED

By	/s/ Lian Weizhou
Name:	Lian Weizhou
Title:	Chairman of the Board of Directors